Exhibit 23.1

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in the registration statements of Granite Ridge Resources, Inc. on Form S-1 Registration Statement (File No. 333-268478) and Form S-8 (File No. 333-269036) of our report, dated March 27, 2023, on our audits of the consolidated financial statements of Granite Ridge Resources, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

(Formerly, BKD, LLP)

Dallas, Texas

March 27, 2023